Exhibit 99.1

VASCO To Establish European Headquarters in Zurich (Switzerland)

OAKBROOK TERRACE, Illinois and BRUSSELS, Belgium – February 27, 2007 – VASCO Data Security International Inc. (Nasdaq: VDSI; www.vasco.com), the leading software security company, specialized in authentication products, today announced that it will establish its European Headquarters office in Zurich (Switzerland).

VASCO has established a new legal entity in Switzerland, VASCO Data Security International GmbH, which with the United States, will jointly own and manage all of the Company’s technology-related intellectual properties. Personnel assigned to the office in Zurich will have oversight responsibility for all of the Company’s activities in all countries other than those in North, Central and South America. Additionally, the Company announced that it would hire a number of senior executives in the Zurich office that would have worldwide responsibilities. Mr. Bown, VASCO’s Executive Vice President and Chief Financial Officer, will oversee the creation of the office and has agreed to relocate to Zurich for a minimum period of two years. The Company further noted that it did not expect that the opening of the Zurich office would have an impact on personnel currently located in Brussels Belgium.

“VASCO is continuously looking for ways to improve profitability by becoming more efficient,” said T. Kendall Hunt, VASCO’s Chairman and CEO. “As our growth rate has accelerated, we were looking for a location where the work and regulatory environments were favorable for businesses. We believe that Switzerland is such a place. We also believe that Switzerland not only offers a good market for our products, but is also centrally positioned in Europe, with strong gateways to Eastern Europe, Germany and Southern Europe.”

VASCO is the number one supplier of strong authentication and e-signature solutions and services. VASCO has established itself as the world’s leading software company specialized in Internet Security, with a customer base of over 4,250 companies in more than 100 countries, including close to 650 international financial institutions. VASCO’s prime markets are the financial sector, enterprise security, e-commerce and e-government.”

Forward Looking Statements

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as “believes,” “anticipates,” “plans,” “expects,” and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

Reference is made to the Company’s public filings with the US Securities and Exchange Commission for further information regarding the Company and its operations.

For more information contact:

Jochem Binst, +32 2 456 9810, jbinst@vasco.com